Reg A+ Initial Public Offering

BEAUTYKIND

Register Your Interest

Download & View Current Filing (http://www.sec.gov/Archives/e

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Price and Offering Terms

Fixed Price	Shares Offered
$6.25	Minimum of 800,000
	Maximum of 1,600,000

Subscription Period Begins

TBD

This IPO is not yet active.

Need Help or Have Questions? Call us.

1-800-673-6476

... or have us contact you directly

Company Video


BEAUTYKIND

Company Commercial


5% OF THE PURCHASE PRICE GOES TO THE
CHARITY
OF YOUR CHOICE

Documents

Current Filing

Dated March 9th, 2016

Download (http://www.sec.gov/Archives/edgar/data/1622221/000114420416086961/v433818_partiiandiii.htm)

Overview

BeautyKind, LLC was formed as a Texas limited liability company on August 6, 2014. We engage in the business of selling prestige beauty, hair, fragrance, and skin care products. We primarily sell these products via direct sales though our website (beautykind.us (https://www.beautykind.us)). We also have: (i) a

All documents have been filed with the Securities and Exchange Commission.

store inside the Bloomingdale's Outlet store in New York City; and (ii) brand Ambassadors who work with national and local causes and refer consumers to our website. Immediately prior to the qualification of the offering statement for the offering, BeautyKind, LLC will be converted into a Delaware corporation and will be known as BeautyKind Holdings, Inc., and shares of common stock of BeautyKind Holdings, Inc. will be issued in the public offering.

We believe BeautyKind is the first company to harness the power of connecting cause, community and commerce and has created a new way to shop for beauty products that enables customers to buy prestige beauty, hair, fragrance and skin care products, while directing five percent of every purchase to causes of their choice. BeautyKind's marketing approach utilizes personal social networks, media influencers, and it engages online communities to increasingly drive consumer purchase behavior and brand preference. BeautyKind utilizes the social networks of its users to market, advertise and sell beauty products, and has developed the BeautyKind Ambassador Program, which provides additional incentives to individual users by rewarding them and their referrals for purchasing our products while benefiting the charities of their choice.

Legal

PLEASE NOTE: W.R. Hambrecht + Co., LLC urges you to read a company's preliminary offering circular thoroughly before participating in any offering. To receive a preliminary offering circular for this company, click on the link above, call 1-800-673-6476, fax 1-415-551-3123, or write to: 909 Montgomery Street, 3rd Floor, San Francisco, CA 94133.

Public offerings of securities are highly regulated by the Securities and Exchange Commission and self-regulatory organizations. There are a number of regulatory steps that affect the length and closing date of a public offering. These are not controlled by W.R. Hambrecht + Co., LLC or the issuing company.

IMPORTANT: An offering statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. These securities may not be sold nor may offers be accepted prior to the time the offering statement becomes qualified.

No money or other consideration is being solicited in connection with this information, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind.

No offer to sell the securities or solicitation of an offer to buy the securities is being made in any state where such offer or sale is not permitted under the "blue sky" or securities laws thereof. No offering is being made to individual investors in any state unless and until the offering has been registered in that state or an exemption from registration exists therein.

The above company description is excerpted from the preliminary offering circular and is not intended to be read except in connection with the review of the entire preliminary offering circular. The complete preliminary offering circular is available by clicking on the "view current filing" link above. This company description may not be printed or downloaded except in connection with the printing or downloading of the entire preliminary offering circular.

Publication of the preliminary offering circular is not a recommendation by W.R. Hambrecht + Co., LLC that any particular investor should purchase the securities described in the preliminary offering circular or that the securities are a suitable investment for any particular investor.

Publication of the preliminary offering circular does not constitute an offer by W.R. Hambrecht + Co., LLC to sell to any person or a solicitation of an offer from any person to buy from W.R. Hambrecht + Co., LLC, the securities described in the preliminary offering circular.

Contact

About Us (/about/)

Careers (/careers/)

Contact Us (/contact/)

Investment Banking
P: (Phone) (415) 551-8680

Sales and Trading
P: (Phone) (415) 551-3200

General
P: (Phone) (415) 551-8600

WR Hambrecht + Co
909 Montgomery Street,
3rd Floor
San Francisco, CA 94133